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                                                                   EXHIBIT 2(C)

               AMENDED AND RESTATED AGREEMENT FOR THE ALLOCATION
            OF UNITED STATES FEDERAL, STATE AND LOCAL INCOME TAXES

  This Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes (the "Agreement") is entered into by and between General Motors Corporation, a Delaware corporation ("GM") and Electronic Data Systems Corporation, a Delaware corporation ("EDS") for the purpose of amending and restating the Agreement for the Allocation of United States Federal Income Taxes that was entered into by and between GM and Electronic Data Systems Corporation, a Texas corporation (the predecessor to EDS, which is referred to as "EDS Texas") effective as of December 31, 1984 (the "Federal Agreement"), and for the purpose of amending and restating the Agreement for the Allocation of United States State and Local Income Taxes that was entered into by and between GM and EDS Texas effective as of December 31, 1984 (the "State and Local Agreement").

                                  WITNESSETH:

  Whereas, GM and EDS intend that capitalized terms shall have the meaning set forth in Section 1.04 of this Agreement;

  Whereas, GM is the common parent corporation of the GM Group within the meaning of Section 1504 of the Code, which includes the EDS Group;

  Whereas, the GM Group files a consolidated Federal income tax return;

  Whereas, the GM Group files Consolidated State or Local Income Tax Returns in various jurisdictions,

  Whereas, GM and EDS entered into the Federal Agreement to provide a fair and equitable method for the allocation of the consolidated Federal income tax liability to each of them;

  Whereas, GM and EDS entered into the State and Local Agreement to provide a fair and equitable method for the allocation of State Tax Liabilities to each of them;

  Whereas, the effective date of this Agreement is intended to be concurrent with the Split-Off;

  Whereas, except as otherwise provided, GM and EDS agree and acknowledge that the Split-Off has no effect on the relationship between them for any of the Consolidated Tax Periods, and GM and EDS intend to restate the Federal Agreement and to restate the State and Local Agreement to confirm and clarify their understandings with respect to matters relating to the determination, allocation and payment of Federal income tax liability, and state and local income tax liabilities with respect to all Consolidated Tax Periods; and

  Whereas, GM and EDS intend to amend the Federal Agreement and to amend the State and Local Agreement to provide for, among other things, (i) the allocation between GM and EDS of tax attributes available to be carried forward to the Separate Return Tax Periods, (ii) the rights, duties and responsibilities of the parties in connection with audits, protests, appeals, litigation and other proceedings with respect to the Consolidated Tax Periods,
(iii) the treatment of any carryback item from a Separate Return Tax Period to a Consolidated Tax Period, and (iv) the relationship of the parties as it relates to income tax matters from the effective date of the Split-Off until the date of the Final Determination of the last of the income tax liabilities to be so finally determined.

  Now, Therefore, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, GM and EDS agree as follows:

Section l: Definitions and General Provisions.

  1.01 Recitals Incorporated. The above recitals are incorporated herein by reference and made a part of this Agreement.

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  1.02 Effective Date. This Agreement shall be effective on the effective date of the Split-Off; provided, however, that if this Agreement has not become effective prior to September 15, 1996, it shall not become effective thereafter in the absence of the written consent of both parties to extend the effective date. This Agreement shall apply to Consolidated Tax Periods as specifically set forth herein, or where this Agreement addresses issues not contemplated by the Federal Agreement or the State and Local Agreement. This Agreement, which incorporates the Federal Agreement and the State and Local Agreement, shall continue in full force and effect until the Final Determination of the tax liability has been made for each tax jurisdiction for all Consolidated Tax Periods.

  1.03 Application of the Code. Unless otherwise indicated, the words and concepts used in this Agreement shall be given the same definitions and meanings ascribed to them by the Code, the Regulations, State Law or State Regulations. Any alteration, modification, addition, deletion, or other change in the applicable provisions of the Code, the Regulations, State Law or State Regulations shall automatically be applicable to this Agreement mutatis mutandis. Unless otherwise indicated, all references herein to a particular section of the Code, the Regulations, State Law or State Regulations shall include any successor provision designated by a different or additional section reference.

  1.04 Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

    (a) "Actual Separate EDS Group Tax Liability" means the Federal income tax liability of the EDS Group determined in the same manner as the Separate EDS Group tax liability, except that the items of income, gain, deduction, loss and credit of the EDS Group as reported in the GM Group consolidated Federal income tax returns as actually filed or as adjusted pursuant to a Final Determination, are taken into account; provided however, that applicable limitations on deductions or credits shall be determined on the basis of the actual items of income, gain, deduction or credit of the EDS Group without regard to such items of other members of the GM Group.

    (b) "Agreement" means this Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Taxes.

    (c) "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of Michigan are authorized or obligated by law or executive order to close.

    (d) "Code" means the Internal Revenue Code of 1986, as amended.

    (e) "Consolidated Return Item" means an item of income, gain, deduction or credit that is computed or subject to a limitation only on a Federal tax consolidated basis, including but not limited to, charitable contributions, capital losses, foreign tax credit, research and experimentation credit and Code Section 1231 gains and losses.

    (f) "Consolidated State or Local Income Tax Returns" means consolidated, unitary, or combined state or local income, franchise, single business, gross receipts, or other state or local tax returns, based or measured in whole or in part by reference to gross receipts, gross income, or net income, and means consolidated, unitary or combined capital or net worth tax returns. Tax returns with respect to telecommunications, gross receipts transactional taxes, and sales and use taxes, or other similar types of transactional taxes shall not be considered "Consolidated State or Local Income Tax Returns" for purposes of this Agreement.

    (g) "Consolidated Tax Period" means any tax period of the GM Group ending before, with, or which includes the effective date of the Split-Off during which any member of the EDS Group was a member of the GM Group.

    (h) "CPR Rules" means the Rules for Non-Administered Arbitration of Business Disputes promulgated by the Center for Public Resources attached hereto as Exhibit A.

    (i) "Dispute Notice" means written notice of a dispute between GM and EDS subject to arbitration under Section 6.05 of this Agreement, which shall set forth generally the nature of the dispute.


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    (j) "EDS" means Electronic Data Systems Corporation, a Delaware corporation, and all predecessor and successor corporations, including without limitation EDS Texas.

    (k) "EDS Group" means EDS (and all predecessor and successor corporations, including without limitation EDS Texas) and all corporations which from time to time would be entitled to join with EDS in filing a consolidated Federal, or a Consolidated State or Local Income Tax Return with EDS as the common parent of such group if EDS were not a member of the GM Group.

    (l) "Federal Agreement" means that certain Agreement for the Allocation of United States Federal Income Taxes that was entered into by and between GM and EDS Texas effective as of December 31, 1984.

    (m) "Final Determination" has the same meaning as the definition of "determination" set forth in Section 1313(a) of the Code or similar provisions of State Law.

    (n) "GM" means General Motors Corporation, a Delaware corporation.

    (o) "GM Group" means GM and all corporations which from time to time join with GM in filing a consolidated Federal, or a Consolidated State or Local Income Tax Return with GM as the common parent of such group.

    (p) "GM Group Tax Liability" means the consolidated Federal income tax liability, or the State Tax Liability, of the GM Group, determined as of the end of the applicable Consolidated Tax Period, determined in accordance with Section 1.1502-1, et seq. of the Regulations or in accordance with State Law and State Regulations.

    (q) "IRS" means the Internal Revenue Service.

    (r) "Negotiation Period" means the period of twenty (20) Business Days following the initial meeting of the representatives of GM and EDS following the receipt of a Dispute Notice.

    (s) "Regulations" means the regulations promulgated under the Code, in effect from time to time.

    (t) "Separate EDS Group Tax Liability" means the hypothetical consolidated Federal income tax liability or the hypothetical State Tax Liability, determined as of the end of the applicable Consolidated Tax Period in accordance with Section 1.1502-1, et seq. of the Regulations or in accordance with State Law and State Regulations as if the EDS Group were a separate affiliated group of corporations filing a consolidated Federal income tax return, or a Consolidated State or Local Income Tax Return, including any elections which have been or could be made by EDS pursuant to the Code, Regulations, State Law or State Regulations with the following modifications:

      (i) Any item of income, loss, expense or credit resulting from an election by GM under Section 338 of the Code with respect to GM's acquisition of EDS in 1984 shall not be taken into account.

      (ii) Carryovers of losses or credits from the Separate EDS Group Tax Liability for taxable years ending on or after October 18, 1984, shall be taken into account, for purposes of computing Separate EDS Group Tax Liability, in accordance with the applicable provisions of the Code, the Regulations, State Law and State Regulations, regardless of whether such carryovers were taken into account in computing the GM Group Tax Liability for some preceding taxable year.

    (u) "Separate Return Tax Period" means any tax period of EDS or any member of the EDS Group not included in a Consolidated Tax Period, or any tax period of the GM Group subsequent to the final Consolidated Tax Period.

    (v) "Split-Off" means the anticipated transaction pursuant to which the EDS Group will be split-off from the GM Group in a tax-free transaction under Section 355 of the Code.

    (w) "State and Local Agreement" means that certain Agreement for the Allocation of United States State and Local Income Taxes that was entered into by and between GM and EDS Texas effective December 31, 1984.

    (x) "State Law" means provisions of state or local law that are similar to provisions of the Code, determined on a jurisdiction by jurisdiction basis, as amended from time to time.

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    (y) "State Regulations" means regulations promulgated under State Law, in effect from time to time.

    (z) "State Tax Liability" means the liability in connection with consolidated, unitary, or combined state or local income, franchise, single business, gross receipts, or other state or local tax returns, based or measured in whole or in part by reference to gross receipts, gross income, or net income, and means the liability in connection with consolidated, unitary or combined capital or net worth taxes. Liability for telecommunications, gross receipts transactional taxes, and sales and use taxes, or other similar types of transactional taxes shall not be considered a "State Tax Liability" for purposes of this Agreement.

Section 2: Agreement To File Consolidated Returns and Pay Tax

  2.01 Agreement To File. As long as EDS is a member of the GM Group, GM and EDS (and all members of the EDS Group) agree to file consolidated Federal income tax returns, and Consolidated State or Local Income Tax Returns in the United States, wherever required by local taxing authorities or wherever the option is elected by GM and agree to execute such documents and take such action as is necessary or appropriate in connection therewith.

  2.02 Elections. With respect to all Consolidated Tax Periods, all elections that are available to the GM Group under the Regulations relating to the filing of consolidated Federal income tax returns or Consolidated State or Local Income Tax Returns shall be made by GM in its sole discretion. All tax return filing positions for all Consolidated Tax Periods shall be made by GM in its sole discretion.

  2.03 Payment of Tax. For each Consolidated Tax Period GM shall pay to the IRS or to the state or local jurisdiction, or to such other payee as may be required by the Code or by State Law, the GM Group Tax Liability as shown on the consolidated Federal income tax returns, or on the Consolidated State or Local Income Tax Return filed with the IRS or with the state or local jurisdiction.

Section 3: Tax Payments and Allocation of Tax Attributes

  3.01 Estimated Tax Payments. (a) General. Not less than fifteen (15) Business Days prior to the date on which GM is required to make payments of estimated tax (as defined in Section 6154 of the Code and as defined in applicable State Law) on behalf of the GM Group, for any quarter of any Consolidated Tax Period, EDS shall submit to GM a calculation of the separate EDS Group estimated tax, determined on the basis of the estimated Separate EDS Group Tax Liability. The separate EDS Group estimated tax calculations for the final quarter of the final Consolidated Tax Period shall be equal to the estimated Separate EDS Group Tax Liability for the entire final Consolidated Tax Period reduced by the estimated tax payments previously made by EDS with respect to the relevant tax liability for the final Consolidated Tax Period. The amount of estimated Federal, state (other than Michigan Single Business
Tax) or local tax, if any, shown in such calculation shall be paid by EDS to GM on or before the due date of GM's payment of the estimated consolidated Federal income taxes. The amount of estimated Michigan Single Business Tax, if any, shown in such calculation shall be paid by EDS to GM on or before the due date of GM's payment of estimated Michigan Single Business Tax.

  (b) Underpayments. If the GM Group Tax Liability is increased under Section 6655 of the Code or a similar provision of State Law because of an underpayment of estimated tax, EDS shall pay to GM, on the due date thereof, such additional tax, if any, which would have been imposed on the EDS Group had that Group paid the calculated separate EDS Group estimated tax and incurred the Separate EDS Group Tax Liability. If the GM Group Tax Liability is not increased under Section 6655 or a similar provision of State Law, but if an additional tax would have been imposed on the EDS Group had that Group paid the calculated separate EDS Group estimated tax and incurred the Separate EDS Group Tax Liability, EDS shall pay to GM such additional tax on the date it would have been due.

  3.02 Payment of Separate EDS Group Tax Liability. (a) Consolidated Returns.

    (i) General. Not later than the due date (including extensions) for filing the GM Group consolidated Federal income tax return, or Consolidated State or Local Income Tax Returns for any Consolidated Tax

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  Period, EDS shall pay to GM or GM shall pay to EDS as the circumstances warrant, the difference between the Separate EDS Group Tax Liability and the estimated tax payments previously made by EDS with respect to the relevant tax liability.

    (ii) Final Consolidated Tax Period. Notwithstanding anything in this Agreement to the contrary, the Separate EDS Group Tax Liability for the Consolidated Tax Period that EDS ceases to be a member of the GM Group shall be determined pursuant to Reg. (S)1.1502-76 (and similar provisions of State Law or State Regulations) by including only that portion of the taxable year ending on the date EDS ceases to be a member of the GM Group, based on a closing of the books for income tax purposes and, immediately before the Split-Off, items of income, gain, loss, deduction, and credit will be taken into account (to the extent not previously taken into account in the computation of the Separate EDS Group Tax Liability) as required by the applicable intercompany transaction regulations (Reg. (S)(S)1.1502-13 and -14 as in effect before the publication of T.D. 8597, 1995-32 I.R.B. 6, and as currently in effect; (S)1.1502-13 as published by T.D. 8597.).

  (b) Separate State or Local Income Tax Returns During Consolidated Tax
Periods.

    (i) Computation of Tax Liability. In any taxing jurisdiction in which EDS (or any member of the EDS Group) is required to file (or does file) a separate state or local tax return reflecting its separate state tax liability for a period which includes a Consolidated Tax Period, and the taxing jurisdiction follows, or there is reason to believe that such jurisdiction will follow, the Code Section 338 election made by GM in connection with its acquisition of EDS in 1984, EDS (or the relevant member of the EDS Group) shall claim the benefits of such election in the computation of its separate state tax liability.

    (ii) Payments to GM. With respect to any period for which EDS' separate state tax liability (or the separate state tax liability of the relevant member of the EDS Group) is required to be computed according to clause (i) above, EDS shall pay to GM the difference, if any, between the EDS separate state tax liability computed without the benefits of the Code Section 338 election and the EDS separate state tax liability computed with the benefits of such election; provided, however, that such payment for the period in which the Split-Off occurs shall reflect only the portion of such period preceding the Split-Off.

  3.03 Method of Payment. All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose, provided that on the date of such wire transfer notice of the transfer is given to the recipient thereof in accordance Section 8.06 of this Agreement or (ii) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

  3.04 Setoff. Notwithstanding anything to the contrary in any agreement between EDS and GM, but subject to the following sentence, each party has the right to collect payments under this Agreement that are more than sixty (60) calendar days past due by setoff against payments due to the other party under this Agreement or any other agreement between them. Notwithstanding the preceding sentence, in the event and to the extent that any payment to be made under this Agreement is in dispute between the parties and the disputed matter is subject to the dispute resolution procedure set forth in Section 6.05 of this Agreement, the setoff provision of this Section 3.04 shall not apply to the extent of the disputed amount.

  3.05 Interest. If any payment required by this Agreement is not timely made, interest shall be payable on the unpaid amount at a rate per annum equal to the base rate established from time to time by Citibank, N.A., or a comparable financial institution mutually selected by GM and EDS, but in no event to exceed the maximum rate of interest allowed by applicable law. For this purpose, a payment will be deemed to be paid only when available funds are actually received by the payee.

  3.06 Allocation of Consolidated Tax Attributes. (a) Federal Reg. Section 1.1502-79 Tax Attributes. If the GM Group has a consolidated net operating loss or a consolidated net capital loss that can be carried to a Separate Return Tax Period, or a consolidated unused investment credit, a consolidated unused foreign tax credit,

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or a consolidated excess charitable contribution (as such terms are defined in the Regulations) that can be carried to a Separate Return Tax Period the portion, if any, which is attributable to EDS or any member of the EDS Group shall be determined in accordance with Section 1.1502-79 of the Regulations, based upon the computation of the Actual Separate EDS Group Tax Liability for the applicable Consolidated Tax Periods. The portion, if any, of any GM Group consolidated unused foreign tax credit which is attributable to EDS shall be determined separately with respect to each of the items of income listed in
Section 904(d) of the Code.

  (b) Other Federal Tax Attributes. If the GM Group has deductible or creditable consolidated Federal tax attributes (other than adjustments to the basis of certain of EDS' assets resulting from the 1990 and 1992 depreciation method election and the election under (S)338 of the Code by GM with respect to GM's acquisition of EDS in 1984) other than those described in Section 3.06(a) above, including, but not limited to, the minimum tax credit, the research and experimentation credit or other general business credits, that can be carried to a Separate Return Tax Period (the "carryforward attribute"), the portion of the carryforward attribute, if any, attributable to EDS or any member of the EDS Group shall be based upon the relevant tax attribute carryover of the EDS Group determined consistently with the computation of the Separate EDS Group Tax Liability for the final Consolidated Tax Period, which computation shall be done on a basis consistent with past practice.

  (c) State and Local Tax Attributes. Notwithstanding anything in this Section
3.06 to the contrary, no tax attributes (other than adjustments to the basis of certain of EDS' assets resulting from the 1990 and 1992 depreciation method election and the election under (S)338 of the Code by GM with respect to GM's acquisition of EDS in 1984) arising from Consolidated State or Local Income Tax Returns shall be attributable to EDS, unless under the provisions of applicable State Law or State Regulations such tax attributes are to be attributed to EDS.

  (d) Calculations. Calculation of the portion of any consolidated tax attribute available to carry forward to a Separate Return Tax Period attributable to EDS or to any member of the EDS Group shall be made by GM in accordance with Sections 3.06(a)-(c) above, and provided to EDS as soon as practicable but not later than a date that permits EDS sufficient time to prepare and to timely file its tax returns for the first Separate Return Tax Period, taking all extensions of time to file tax returns into consideration.

  (e) Tax Attributes to be Claimed for Separate Return Tax Periods. EDS shall prepare and file all of its income tax returns for all Separate Return Tax Periods taking into account the amount of the tax attributes carried forward from the final Consolidated Tax Period provided to EDS by GM pursuant to
Section 3.06(d), or such tax attributes as finally determined.

  (f) Earnings and Profits. As provided by (S)312(h) of the Code, earnings and profits shall be allocated between GM and EDS under Reg. (S)1.312-10(b). The allocation of earnings and profits shall be determined by GM and shall be provided to EDS as soon as practicable but not later than a date that permits EDS sufficient time to prepare and to timely file its tax returns for the first Separate Return Tax Period, taking all extensions of time to file tax returns into consideration.

  3.07 Payments Related to Allocation of Consolidated Tax Attributes. (a) General Provisions. GM and EDS hereby acknowledge that the consolidated tax liabilities and related tax attributes of the GM Group for the Consolidated Tax Periods have been allocated between the GM Group and the EDS Group based upon the Separate EDS Group Tax Liability and payments by the EDS Group to GM with regard to the EDS Group's share of the GM Group Tax Liability for the Consolidated Tax Periods have been and will be made on that basis. Payments required by this Section 3.07 and Section 3.08 are intended to compensate for the difference, if any, between the actual allocation of tax attributes for income tax return filing purposes and the historic economic allocation of consolidated tax liabilities and related tax attributes between the GM Group and the EDS Group. If any consolidated tax attribute attributable to the EDS Group under Section 3.06(a)-(c) as calculated under Section 3.06(d) is greater than the amount of such tax attribute that would have been attributable to the EDS Group determined on the basis of the Separate EDS Group Tax Liability (an "excess tax attribute" of EDS), EDS shall make one or more payments to GM as provided in this Section 3.07. If any consolidated tax attribute attributable

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to the EDS Group under Section 3.06(a)-(c) as calculated under Section 3.06(d)
is less than the amount of such tax attribute that would have been attributable to the EDS Group determined on the basis of the Separate EDS
Group Tax Liability (an "excess tax attribute" of GM), GM shall make one or more payments to EDS as provided in this Section 3.07. For the purposes of this Section 3.07 and Section 3.08, the amount of any tax attribute that would have been attributable to the EDS Group if the tax attribute attributable to the EDS Group were determined on the basis of the Separate EDS Group Tax Liability, shall include the amount of such tax attribute that was generated by the EDS Group to the extent that it was not fully utilized during Consolidated Tax Periods for purposes of determining the Separate EDS Group
Tax Liability.

  Notwithstanding anything herein to the contrary, adjustments to the basis of certain of EDS' assets resulting from the 1990 and 1992 depreciation method election and the election under Section 338 of the Code by GM with respect to GM's acquisition of EDS in 1984 shall not be treated as tax attributes or excess tax attributes for which payments are required to be made pursuant to Sections 3.06-3.08 of this Agreement.

  (b) Amount of Payments. The amount of the payments referred to in Section 3.07(a) above shall be equal to the amount of the tax benefit derived by a party's utilization of its excess tax attribute. The amount of the tax benefit derived shall be equal to the excess of (i) the hypothetical tax liability that would have been reflected on the relevant tax return had the excess tax attribute not been utilized over (ii) the actual tax liability on the tax return on which the excess tax attribute is or has been utilized.

  (c) Time for Making Payments. Payments pursuant to this Section 3.07 shall be made within ten (10) Business Days after the due date, including extensions of time to file returns, for filing the tax return that reflects the utilization of the excess tax attribute, or if the excess tax attribute already has been utilized as of the effective date of this Agreement, within ten (10) Business Days after GM provides EDS with the calculation pursuant to
Section 3.06(d).

  (d) Verification. GM shall have the right to engage the law firm Fulbright & Jaworski to review all of the tax returns on which of any excess tax attribute could be utilized for all EDS tax years subsequent to the Split-Off until the excess tax attributes are fully utilized, expire, or the parties agree to a single payment under Section 3.08. Any disclosure of EDS information by GM to Fulbright & Jaworski for this purpose shall not constitute a breach of confidentiality under this Agreement.

  (e) Alternative Payment Arrangements. GM and EDS may, at any time after GM provides EDS with the calculation of the portion of the consolidated tax attributes attributable to EDS pursuant to Section 3.06(d), negotiate a single payment to be made in lieu of the payments contemplated in Section 3.07(b). The parties may consider, among other factors, the time value of the future tax benefits, anticipated future tax rates, and the likelihood that the excess tax attributes will be utilized. If the parties negotiate a single payment, they must also agree upon the manner in which the amount of the payment contemplated by Section 3.08 would be determined.

  3.08 Redetermination of Tax Attribute Allocation. If there is a Final Determination that results in any change to or adjustment of the portion of any consolidated tax attribute attributable to EDS or to any member of the EDS Group on any income tax return of the GM Group by the IRS, any court of competent jurisdiction, or by any other taxing authority, then GM shall make a payment to EDS, or EDS shall make a payment to GM as may be necessary to adjust the payments between EDS and GM to reflect the payments that would have been made under Section 3.07 had the adjusted amount of the tax attribute been taken into account in computing the payments due under Section 3.07. Payments due under this Section 3.08 shall be due and payable ten (10) Business Days following the date that one party gives notice to the other party that a payment is due, and such notice shall include a copy of the notice of deficiency or other written communication from a taxing authority describing the Final Determination and, if appropriate or necessary, detailed calculations supporting the adjustment of the portion of the tax attribute attributable to EDS.

Section 4: Adjustments of Tax Liabilities.

  4.01 Adjustment of GM Group Tax Liability. If any item of income, gain, loss, expense, deduction or credit that enters into the computation of the GM Group Tax Liability is changed or adjusted by the IRS or by a state

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or locality and such change or adjustment is part of a Final Determination, GM shall make such payments to EDS, or EDS shall make such payments to GM (including interest and penalties imposed on the GM Group (or any member of the GM Group) in connection with the adjustment or change) as may be necessary to adjust the payments between EDS and GM to reflect payments that would have been made under Sections 3.01 and 3.02 of this Agreement had the adjustments as finally determined been taken into account in determining the amount of the payments under Sections 3.01 and 3.02. A payment required under this Section
4.01 shall be due and payable ten (10) calendar days following the date that one party gives notice to the other party that a payment is due. Notice under this Section 4.01 shall include a copy of the notice of deficiency or other written communication from an authority describing the Final Determination and, if appropriate or necessary, detailed calculations supporting the amount due.

  4.02 Carryback Items from Separate Return Tax Periods. With respect to carrybacks by EDS of net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes to a Consolidated Tax Period from a Separate Return Tax Period which would be permitted under the Code and the Regulations (or State Law or State Regulations) based on the Consolidated Tax Period income tax returns actually filed, and taking into consideration the separate return limitation year rules, whenever permitted to do so by the Code, the Regulations, State Law or State Regulations, EDS shall elect to relinquish any carryback period which would include any Consolidated Tax Period. In cases where EDS cannot relinquish the carryback period, or if the parties otherwise agree, GM shall cooperate with EDS in seeking tax refunds from the appropriate taxing authority, at EDS' expense, and EDS shall be entitled to such refund, including interest paid by the taxing authority in connection with such refund; provided, however, that EDS shall indemnify and hold GM harmless from and against any and all collateral tax consequences resulting from or caused by the carryback of deductible or creditable tax attributes by EDS from a Separate Return Tax Period to a Consolidated Tax Period, including, but not limited to, tax attributes of GM that expire unused (including tax attributes that expire during a tax period subsequent to the tax period during which the EDS tax attribute carried back was generated) and which would have been used but for EDS' carryback. The amount of such indemnity shall be limited to the actual tax benefit to which the GM Group would have been entitled in the absence of the carryback of the deductible or creditable tax attribute of EDS. GM shall only be entitled to indemnification under this Section 4.02 if GM has used its reasonable best efforts to avoid the collateral tax consequence being indemnified.

  In the event that (i) EDS or a member of the EDS Group has filed a refund claim with a taxing authority for a Consolidated Tax Period as contemplated by this Section 4.02, (ii) the refund claim has been allowed, and (iii) the taxing authority has applied the refund to an amount owed by GM, then GM shall pay EDS the amount of the refund, including the amount of interest that would otherwise have been paid by the taxing authority to EDS or such member of the EDS Group.

  4.03 Other Adjustments. (a) If there is any change of or adjustment to any item relating to the computation of payments under this Agreement that are not otherwise provided for herein (such as a correction of a previous erroneous calculation), GM shall make such payments to EDS, or EDS shall make such payments to GM in such manner and at such time as may be necessary or appropriate to reflect the intent of this Agreement.

  (b) GM and EDS agree that all claims and causes of action that could have been asserted under and pursuant to this Agreement and its predecessors on December 31, 1995, with respect to all Consolidated Tax Periods for which returns were required to be filed on or before such date, had been asserted on or before the date that is forty-five (45) days after the date this Agreement is executed, and may not be asserted thereafter; provided, however, that the preceding clause shall not prohibit the assertion of claims and causes of action resulting from adjustments by taxing authorities. GM shall have the right to inspect the books and records of EDS to substantiate the Separate EDS Group Tax Liability with respect to all Consolidated Tax Periods for which returns were required to be filed on or before December 31, 1995. Claims or causes of action shall be asserted by giving written notice to the party that the claim or cause of action is asserted against and such claim or cause of action shall be deemed to have been asserted on the date that the notice is deemed given pursuant to Section 8.06 of this Agreement.

  (c) If any tax liabilities, interest or penalties are asserted against EDS or any member of the EDS Group by any taxing authority with respect to GM Mergeco Corporation, a Delaware corporation ("Mergeco"), GM shall be responsible for and shall indemnify, defend and hold harmless EDS and each member of the EDS Group against all such liabilities, interest and penalties (including without limitation any taxes, interest or penalties relating to Mergeco's formation or operations) provided, however, that GM shall not be required to indemnify EDS or the EDS Group under this Section 4.03(c) if EDS fails to satisfy any condition that has a material adverse prejudicial effect on GM's ability to contest the issue, which shall include but not be limited to:

    (i) EDS or a member of the EDS Group gives GM prompt notice of any action by any taxing authority which may result in any claim by EDS against GM under this Section 4.03(c), but not later than a date that permits GM sufficient time to protest, appeal or litigate the issue, provided, however, that if prompt notice would not result in GM having sufficient time to protest, appeal or litigate the issue, the notice requirements of this clause (i) shall be deemed satisfied if EDS or any member of the EDS Group institutes the protest, appeal, or litigation;

    (ii) EDS or a member of the EDS Group authorizes GM to protest, appeal and litigate the issue on behalf of EDS or a member of the EDS Group and at GM's expense; and

    (iii) EDS or a member of the EDS Group executes any authority or power of attorney requested by GM in writing which is necessary or appropriate for GM to protest, appeal or litigate the issue; and

    (iv) EDS or a member of the EDS Group provides copies of supporting detail or other workpapers or calculations which are requested by GM in writing to support the calculation of items of income, gain, loss, expense, deduction or credit that enters into the calculation of tax liability.

  (d) Notwithstanding anything to the contrary in this Agreement, other than
Section 4.03(c), if a state or local taxing authority asserts tax liabilities, interest or penalties against EDS or the EDS Group with respect to an issue that involves a reporting position, filing status, or any other determination, computation or position taken by EDS at the request of GM (referred to as the "requested reporting position"), GM shall indemnify, defend and hold harmless EDS or the EDS Group against (i) the asserted tax, but only to the extent of EDS' previous tax payments to GM in connection with the requested reporting position for the tax years in controversy, and (ii) the penalties and interest which relate to the tax for which GM is required to indemnify EDS pursuant to clause (i); provided, however, that GM shall not be required to indemnify EDS under this Section 4.03(d) if EDS fails to satisfy any condition that has a material adverse prejudicial effect on GM's ability to contest the issue, which shall include but not be limited to:

    (I) EDS or a member of the EDS Group gives GM prompt notice of any action by any state or local taxing authority which may result in any claim by EDS against GM under this Section 4.03(d), but not later than a date that permits GM sufficient time to protest, appeal or litigate the issue provided, however, that if prompt notice would not result in GM having sufficient time to protest, appeal or litigate the issue, the notice requirements of this clause (I) shall be deemed satisfied if EDS or any member of the EDS Group institutes the protest, appeal, or litigation;

    (II) EDS or a member of the EDS Group authorizes GM to protest, appeal and litigate the requested reporting position issue on behalf of EDS or a member of the EDS Group and at GM's expense;

    (III) EDS or a member of the EDS Group executes any authority or power of attorney requested by GM in writing which is necessary or appropriate for GM to protest, appeal or litigate the requested reporting position issue; and

    (IV) EDS or a member of the EDS Group provides copies of supporting detail or other workpapers or calculations which are requested by GM in writing to support the calculation of items of income, gain, loss, expense, deduction or credit that enters into the calculation of tax liability.

  The indemnification contemplated by this Section 4.03(d) includes, but is not limited to taxes, interest or penalties which result from a Final Determination that EDS or the EDS Group should have filed a separate tax return in any state or locality where EDS or the EDS Group joined in filing a Consolidated State or Local Income Tax Return with GM.

Section 5: Cooperation and Confidentiality

  5.01 Cooperation. (a) General. EDS and GM shall each cooperate (and shall cause each member of the GM Group and each member of the EDS Group to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with the preparation and filing of any tax return or claim for refund or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or other matters addressed in this Agreement. Such cooperation shall include, to the extent relevant to the other party's liability under this Agreement, without limitation, the following: (i) forwarding promptly to the other party copies of all notices and forms or other communications (including, but not limited to any IRS information document requests, IRS revenue agents report or similar report, notice of proposed adjustment, or notice of deficiency) received from or sent to any taxing authority or any other administrative, judicial or other governmental authority that concerns a tax liability under this Agreement or an issue that may affect the other party's liability for tax or for payments under this Agreement; (ii) upon the other party's request providing the other party the opportunity to review and comment upon communications to any taxing authority,
(iii) retaining and providing to the other party on demand copies of tax returns, books, records (including those concerning ownership and tax basis of property which either party may possess), documentation or other information relating to the tax returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by taxing authorities, until the termination of this Agreement, (iv) the provision of additional information and explanations of documents and information provided under this Agreement, (v) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a tax return by GM or EDS or any member of their respective Groups, or in connection with any audit, dispute, proceeding, suit or action, including such waivers, consents or powers of attorney as may be necessary for a party to exercise its rights under this Agreement, and (vi) the use of the parties' reasonable efforts to obtain any documentation from a government authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. GM and EDS shall each indemnify and hold the other harmless from and against all penalties and interest that may be asserted against one party by any taxing authority as a result of the other party's failure to retain records as required by Federal, state or local law.

  (b) Tax Controversies. Each party and the members of its respective Group shall use reasonable efforts (including, but not limited to the duties and responsibilities described in Section 6 of this Agreement) to keep the other party advised as to the status of tax audits, controversies or litigation concerning any Consolidated Tax Period liability or an issue for which such other party may be liable under this Agreement and shall cooperate in a defense with respect to such liability or an issue in any tax controversy.

  (c) Tax Returns. This Section 5.01(c) shall apply solely for the purpose of preparing and filing the GM Group's Consolidated Federal income tax returns and the Consolidated State or Local Income Tax Returns for the Consolidated Tax Period ending on December 31, 1995 and for the Consolidated Tax Period that includes the effective date of the Split-Off. For the Consolidated Tax Period ending on December 31, 1995, EDS shall provide GM with a draft Federal income tax return and draft state and local income tax returns for each jurisdiction in which EDS is included in the Consolidated State or Local Income Tax Return of the GM Group on or before a date that permits GM sufficient time to prepare and file the consolidated returns and that is consistent with past practice. For the Consolidated Tax Period that includes the effective date of the Split-Off, EDS shall provide GM with a draft Federal income tax return and draft state and local income tax returns for each jurisdiction in which EDS is included in the Consolidated State or Local Income Tax Return of GM as soon as practicable, but in no event later than a date that permits GM sufficient time to prepare and file the consolidated returns and that is consistent with past practice. Each draft income tax return provided to GM shall be signed by an officer of EDS in the space provided for the taxpayer's signature on the appropriate income tax return form. All such draft income tax returns shall be prepared on a basis consistent with the preparation of income tax returns for prior tax years, provided, however, that items of income, gain, deduction, loss and credit to be included in the draft income tax returns for the Consolidated Tax Period that includes the effective date of the Split-Off shall be determined by the method described in Section 3.02(a)(ii). Notwithstanding any provision of
Section 5.02 of this Agreement to the contrary, GM shall have the right to engage the law firm Fulbright & Jaworski to review the draft income tax returns described in this Section 5.01(c), and any disclosure of EDS information by GM to Fulbright & Jaworski for this purpose shall not constitute a breach of confidentiality under this Agreement.

  (d) Employees and Facilities. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with any of the foregoing matters.

  (e) Interim Tax Information. EDS shall continue to provide GM with interim financial and tax information for all Consolidated Tax Periods on a basis that is consistent with past practice, and shall provide GM with any additional information or explanations reasonably requested by GM in connection with such interim information.

  5.02 Confidentiality. Any information obtained by either party under this Agreement shall be kept confidential, except as may be necessary in connection with the filing of tax returns or claims for refund or in connection with an audit, dispute, proceeding, suit or action concerning any issues or matters addressed in this Agreement, or unless a party is compelled to disclose information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law. Except as otherwise provided herein with respect to Consolidated Tax Periods, EDS shall not be required to make available to GM or its representatives any books, records, documents or other information that EDS reasonably determines to be subject to attorney-client privilege; provided, however, that EDS shall be required to make available to GM any information reasonably requested by GM in connection with the preparation of the GM Group's consolidated Federal income tax return, or Consolidated State or Local Income Tax Returns, or the audit, protest, appeals, litigation or other proceeding in connection such income tax returns. Except as otherwise provided herein, GM shall not be required to make available to EDS or its representatives any books, records, documents or other information that GM reasonably determines to be subject to attorney-client privilege; provided, however, that GM shall be required to make available to EDS any information reasonably requested by EDS in connection with the preparation of the EDS Group tax returns for any Consolidated Tax Period or any Separate Return Tax Period, or any audit, protest, appeals, litigation or other proceeding with respect to any Consolidated Tax Period.

Section 6: Audits, Protests, Appeals, Litigation and Dispute Resolution.

  6.01 General Contest Rights--Notice. GM shall promptly notify EDS in writing upon receipt by GM or any member of the GM Group of each written communication with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding in connection with any Consolidated Tax Period concerning a liability of EDS under this Agreement or an issue for which EDS may be liable under this Agreement. GM shall include with the notice to EDS a true, correct and complete copy of the written communication received.

  6.02 Audits. (a) Control of Federal Audits. In connection with examinations by Federal taxing authorities, EDS shall separately control examination issues for which it is solely liable under this Agreement. Such control shall be limited to (i) the responsibility for communicating with agents of the Federal taxing authorities; and (ii) the authority to enter into settlements of Federal income tax liabilities, provided that such settlement does not directly result in an adjustment to any Consolidated Return Item. In the event that a proposed settlement does directly result in an adjustment to any Consolidated Return Item, EDS may nevertheless settle the issue provided that such settlement does not materially (A) increase the difference between the consolidated Federal GM Group Tax Liability and the Separate EDS Group Tax Liability for any Consolidated Tax Period, (B) increase the GM Group Tax Liability for any Separate Return Tax Period, or (C) otherwise increase the amount of any tax for which EDS is not liable under this Agreement. EDS may determine whether it has the authority described in this Section 6.02 by giving notice to GM, including the details of any proposed settlement (whether written, proposed by a taxing authority, proposed by EDS or otherwise) and requesting GM's confirmation that EDS has the authority to enter into the settlement described in the notice. If GM fails to respond within ninety (90) calendar days of its receipt of the notice, GM shall be deemed to have confirmed that EDS has the authority under Section 6.02(a)(ii) to enter into a settlement as described in such notice and that such settlement does not have one of the effects described in clauses (A)-(C) referenced in Section 6.02(a).

  Notwithstanding anything to the contrary in this Section 6.02(a), if a taxing authority makes a written settlement offer with respect to any issue for which EDS may be liable under this Agreement and EDS notifies GM in writing that it desires to accept the settlement offer, GM may (at its sole cost and expense) continue to contest, defend, or compromise such issue and, in such event, the amount of the payment due to GM pursuant to Section 4 of this Agreement shall not exceed the amount of the settlement offer plus interest and penalties that would have been imposed pursuant to the settlement offer.

  If EDS is precluded from settling an issue pursuant to the provisions of this Section 6.02(a), GM and EDS agree that the fair allocation of the tax liability, including, without limitation, for purposes of Section 4 of this Agreement, with respect to such issue as finally determined shall be the subject of good faith negotiations between the parties. In the event the parties are not able to agree upon an allocation of the tax liability, the fair allocation of the tax liability shall be subject to the arbitration procedure in Section 6.05, and the arbitrator shall consider, among other factors, the amount for which the issue could have been settled by EDS with the taxing authority had EDS not been precluded from settling the issue pursuant to this Section 6.02.

  GM shall reasonably cooperate with EDS and its counsel in the defense against or compromise of any claim in any examination. Consistent with past practice, GM shall give EDS notice and an opportunity to participate in any meeting with Federal taxing authorities that are scheduled to address EDS issues.

  (b) Control of State or Local Audits. In connection with examinations or audits of any Consolidated State or Local Income Tax Return which includes EDS or a member of the EDS Group, GM shall have exclusive control of the examination issues, including, but not limited to, the responsibility for communicating with agents of the state or local taxing authority, and shall have exclusive authority to enter into settlements, and shall bear all fees, cost and expenses associated with such examinations or audit; provided, however, that GM shall, consistent with past practice, provide EDS an opportunity to review and comment upon GM's communications with state or local taxing authorities. EDS or a member of the EDS Group shall promptly execute and deliver to GM any power of attorney or other document reasonably requested in writing by GM in connection with the examination of any state or local tax return contemplated by this Section 6.02 (b).

  If GM proposes to accept or compromise a proposed adjustment that would result in an additional liability (or reduction of refund) of EDS or a member of the EDS Group, GM shall notify EDS in a reasonable period of time. If EDS does not consent to such acceptance or compromise, and provided that there is reasonable basis to contest the issue involved, and EDS agrees to indemnify GM for reasonable fees and costs of outside attorneys, accountants and consultants or other reasonable outside expenses, incurred by GM during the course of the audit by GM, exclusive of GM employee salaries, internal administrative expenses and overhead costs, in continuing to contest the issue at EDS' request, GM shall continue to contest the relevant issue or shall pay any such additional liability (or reduction of refund).

  6.03. Protest and Appeals. (a) Federal Protests and Appeals. GM and EDS shall cooperate in the preparation and filing of any protest for any Consolidated Tax Period in which EDS received audit adjustments which it seeks to contest in the Appeals Division of the IRS. EDS shall be responsible for the preparation of its portion of the GM Group protest in the form prescribed by GM, and shall be responsible for presenting its issues in conference and negotiating settlement alternatives with the Appeals Division of the IRS.

  (b) State and Local Protests and Appeals. GM shall have the exclusive control of the preparation or filing of any protest or appeal involving a Consolidated State or Local Income Tax Return which includes EDS, and shall bear all fees, costs and expenses associated with such protest or appeal; provided, however, that GM shall, consistent with past practice, provide EDS an opportunity to review and comment upon GM's communications with state or local taxing authorities. If GM proposes to accept or compromise a proposed adjustment that would result in an additional liability (or reduction of refund) of EDS or a member of the EDS Group, GM shall notify EDS in a reasonable period of time. If EDS does not consent to such acceptance or compromise, and provided that there is reasonable basis to contest the issue involved, and EDS agrees to indemnify GM for the reasonable fees and costs of outside attorneys, accountants and consultants incurred by GM in continuing to contest the issue, GM shall continue to contest the relevant issue or shall pay any such additional liability (or reduction of refund). EDS or a member of the EDS Group shall promptly execute and deliver to GM any power of attorney or other document reasonably requested in writing by GM in connection with the examination of any state or local tax return contemplated by this Section 6.03
(b).

  6.04. Litigation. (a) General. If GM and EDS are not able to reach a satisfactory settlement of all issues through administrative procedures for any Consolidated Tax Period in any jurisdiction in which EDS or any member of the EDS Group joined in the filing of a tax return with GM, GM shall control the litigation of the issues, including choice of forum; provided, however, that both parties must consent to appeal an adverse judgment (provided that one party may prosecute the appeal of an adverse judgment without the other's consent if the appealing party indemnifies the nonconsenting party against any increase in such nonconsenting party's liability for taxes, interest, and penalties over and above such nonconsenting party's liability for taxes, interest and penalties under the judgment being appealed); provided, however, that EDS shall prepare its portion of any filings and pleadings in a form prescribed by GM, and shall be responsible for presenting its issues and negotiating settlement alternatives. If GM elects to proceed in a refund action, GM and EDS shall each pay any deficiency relating to the issues for which it is liable under this Agreement.

  (b) Settlement. In the event that a taxing authority has made a written settlement offer with respect to any issue for which EDS may be liable under this Agreement and EDS notifies GM in writing that it desires to accept the settlement offer, GM may (at its sole cost and expense) continue to contest, defend, or compromise such issue and, in such event, the amount of the payment due to GM pursuant to Section 4 of this Agreement shall not exceed the amount of the settlement offer plus interest and penalties that would have been imposed pursuant to the settlement offer.

  (c) Litigation Expense. Except as otherwise provided in this Agreement, each party shall bear its own litigation expenses (including, without limitation, attorney's fees, court costs, expenses of consultants and expert witnesses) unless EDS is forced to litigate issues that it otherwise would settle, in which event, all costs and expenses of such litigation shall be borne by GM.

  6.05. Resolution of Disputed Items. The following provisions apply with respect to the resolution of any dispute arising in connection with this Agreement.

  (a) Negotiation. GM and EDS shall attempt in good faith to resolve any dispute promptly by negotiations of the parties. In the event of any such dispute, either party may deliver a Dispute Notice to the other party, and within twenty (20) Business Days of the receipt of such Dispute Notice, the appropriate representatives of GM and EDS shall meet to attempt to resolve the dispute. If the dispute has not been resolved within the Negotiation Period, or if one of the parties fails or refuses to negotiate the dispute, the issue shall be settled by arbitration pursuant to this Section 6.05, which shall be final and binding on the parties.

  (b) Arbitration Procedure. Either party may initiate arbitration by giving the other party a written notice (the "Arbitration Notice") either (i) at any time following the end of the Negotiation Period, or (ii) if the parties do not meet within twenty (20) Business Days of the receipt of the Dispute Notice, at any time thereafter. The arbitration shall be in accordance with the CPR Rules, except as otherwise provided in this Section 6.05. The arbitrators shall afford all discovery permitted by the Federal Rules of Civil Procedure. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)1-14. The place of arbitration shall be Detroit, Michigan. Any deadlines specified in this Section 6.05 may be extended by mutual agreement of the parties.

  (c) Selection of Arbitrators. GM and EDS shall make every reasonable effort to jointly select the arbitrator. If GM and EDS are unable to agree on the designated arbitrator within 20 Business Days after either party gives the Arbitration Notice, then the arbitration shall be by a panel of three arbitrators. GM and EDS shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either GM or EDS shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be by the sole arbitrator appointed by the other party. Whether jointly selected by GM and EDS or otherwise, each arbitrator shall be a tax attorney who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

  (d) Settlement Proposal. Each party shall present an overall settlement proposal to the arbitrator which shall encompass all issues to be resolved. The two proposals shall set the outer limits of the range within which the arbitrator can make a determination as to the appropriate settlement result. All costs of the arbitration process shall be borne by the party determined by the arbitrator to have lost the arbitration. In the event the arbitrator makes a determination which reflects a 50-50 settlement, GM and EDS shall share equally the costs of the arbitration. In the event the arbitrator makes a determination which reflects a divided settlement, the arbitrator shall determine the proportion in which the parties shall share the costs of arbitration.

  (e) Time and Method of Making Payments Determined by Arbitration. All amounts determined by arbitration to be payable by one party to the other shall be due and payable on or before the 90th calendar day following the determination that such amount is payable.

Section 7: Indemnity

  GM agrees to indemnify, defend and hold harmless EDS and each member of the EDS Group from and against any and all payments of Federal income tax liabilities and State Tax Liabilities and Federal estimated income tax liabilities and estimated State Tax Liabilities, including additions to tax, interest, and penalties thereon, to any tax authority with respect to any Consolidated Tax Period; provided, however, that except as otherwise specifically provided in this Agreement, such indemnification shall not extend to separate state tax liabilities or estimated separate state tax liabilities for any tax jurisdiction in which EDS (or any member of the EDS Group) is required to file (or does file) a separate state or local income tax return directly with the taxing authority and not as a part of a GM return for a period that includes a Consolidated Tax Period; provided further, however, that such indemnification shall not extend to any payment required to be made by EDS to GM pursuant to this Agreement.

Section 8: Miscellaneous.

  8.01 Additional Members. The parties hereto specifically recognize that from time to time other corporations may become members of the GM Group and/or the EDS Group during a Consolidated Tax Period governed by this Agreement, and they agree to use their best efforts to cause such corporations to be bound by all of the terms and conditions hereof.

  8.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors, predecessors and assigns, but no assignment of this Agreement shall relieve any party of its obligations without the written consent of the other party.

  8.03 Entire Understanding. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter. The Federal Agreement and the State and Local Agreement as in effect immediately prior to the effective date of this Agreement shall be of no further force and effect. This Agreement is separate from, and shall not effect or be effected by, the rights and obligations of the parties pursuant to the Separation Agreement, or any other agreement between the parties.

  8.04 Amendments, No Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by GM and EDS, or in the case of a waiver, by the party benefited by the provision to be waived. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

  8.05 Conflict of Law. Except for Section 6.05, which shall be governed by the United States Arbitration Act, the validity, interpretation and performance of this Agreement shall be controlled and construed under the laws of the State of Michigan.

  8.06 Notices. Every notice, demand, claim, or other communication required or permitted to be given under this Agreement (a "Notice") shall be in writing and may be personally served, provided a receipt is obtained therefore or may be sent by certified mail, return receipt requested, postage prepaid, or may be sent by facsimile, with acknowledgment of receipt requested, to the parties at the following addresses (or at such other address as one party may specify by Notice to the other party):

(a) TO: GM:                               (b) TO: EDS:
Chief Tax Officer                         Corporate Tax Director
GENERAL MOTORS CORPORATION                ELECTRONIC DATA SYSTEMS CORPORATION
3044 W. Grand Blvd.                       5400 Legacy HI-4A-66
Detroit, MI 48202                         Plano, TX 75024

  A Notice which is delivered personally shall be deemed given as of the date specified in the written receipt thereof. A Notice mailed as provided herein shall be deemed given on the third Business Day following the date so mailed. A Notice by facsimile shall be deemed given upon the date it is transmitted. Notification of a change of address may be given by either party to the other as provided in this Section 8.06.

  8.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  8.08 Change in Law. If, due to any change in applicable law or regulation or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of or any transaction contemplated by this Agreement shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

  8.09 Titles and Headings. Titles and headings of sections of this Agreement are inserted for the convenience of reference only and are not intended to be a part of or to effect the meaning or interpretation of this Agreement.

  8.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

  8.11 Severability. The parties agree that, if any provision of this Agreement should be determined to be invalid or unenforceable, such provision shall be deemed deleted from this Agreement with respect and only with respect, to the operation of such provision in the particular jurisdiction in which such determination was made, and only to the extend of the invalidity, and any such invalidity or unenforcability in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All other remaining provisions of this Agreement shall remain in full force and effect for the particular jurisdiction and all other jurisdictions.

  In Witness Whereof, the parties hereto, by their duly authorized representatives, have executed this Agreement on the dates written below.

General Motors Corporation                Electronic Data Systems Corporation


     /s/ Roger D. Wheeler                      /s/ R. Randall Capps
By: _________________________________     By: _________________________________
  Roger D. Wheeler                           R. Randall Capps
  Chief Tax Officer Date:                    Corporate Tax Director

       April 2, 1996                             April 2, 1996
Date: _______________________________     Date: _______________________________


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